Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES FIRST QUARTER CASH DISTRIBUTION

DALLAS, Texas, March 18, 2013 – Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.139526 per unit, payable on April 12, 2013, to unitholders of record on March 28, 2013. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.

The distribution this quarter increased to $0.139526 per unit from $0.126285 per unit last quarter. Royalties received this quarter as compared to the last quarter increased due to higher oil production, oil prices and natural gas prices, which were partially offset by lower natural gas production.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free – 1.800.985.0794